Exhibit 3.1

CERTIFICATE OF ELIMINATION OF

5½% CONVERTIBLE PREFERRED STOCK OF

STEPAN COMPANY

     Pursuant to Section 151 of the General Corporation Law of the State of Delaware

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     Stepan Company (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

     FIRST: The Company filed on April 30, 1993, in the office of the Secretary of State of the State of Delaware, an Amended Certificate of Designations, Preferences and Rights of 5½% Convertible Preferred Stock (the “Certificate of Designations”), which established the designation, amount, voting powers, preferences and relative, participating, optional and other special rights of the shares and the qualifications, limitations and restrictions of the Company’s 5½% Convertible Preferred Stock, without par value (the “5½% Convertible Preferred Stock”).

     SECOND: No issued shares of the 5½% Convertible Preferred Stock remain outstanding and no shares of the 5½% Convertible Preferred Stock will be issued pursuant to the Certificate of Designations.

     THIRD: That at a meeting of the Board of Directors of the Company duly convened and held on October 18, 2013, resolutions were adopted setting forth the proposed elimination of the 5½% Convertible Preferred Stock as set forth herein:

RESOLVED, that no shares of the Company’s 5½% Convertible Preferred Stock, without par value (the “5½% Convertible Preferred Stock”), remain outstanding and no shares of the 5½% Convertible Preferred Stock will be issued pursuant to the Company’s Amended Certificate of Designation (the “Certificate of Designation”);

FURTHER RESOLVED, that the Board of Directors hereby deems it advisable and in the best interests of the Company to execute a Certificate of Elimination (the “Certificate of Elimination”), which shall have the effect when filed in Delaware of eliminating from the Company’s Amended and Restated Certificate of Incorporation (the “Amended Certificate of Incorporation”) all reference to the 5½% Convertible Preferred Stock;

FURTHER RESOLVED, the officers of the Company (the “Authorized Officers”) are, and each of them hereby is, authorized, empowered and directed,

in the name and on behalf of the Company, to execute, acknowledge and file the Certificate of Elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of this resolution, whereupon the Certificate of Designation and all matters set forth in the Amended Certificate of Incorporation with respect to the 5½% Convertible Preferred Stock shall be eliminated from the Amended Certificate of Incorporation.

     FOURTH: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation of the Company is hereby amended to eliminate all reference to the 5½% Convertible Preferred Stock.

[signature page follows]

     IN WITNESS WHEREOF, the Company has caused this Certificate to be signed in its name and on its behalf and attested on this 21st day of October 2013 by H. Edward Wynn, its Vice President, General Counsel and Secretary.

STEPAN COMPANY

By: /s/ H. Edward Wynn _____ Name: H. Edward Wynn Title: Vice President, General Counsel and Secretary